Exhibit 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Provides Update on Series A Preferred Unit

Exchange Offer; Provides Preliminary 2Q 2020 Results and Updated 2020 Guidance;

Schedules 2Q 2020 Earnings Call

•	Extending Series A Preferred Unit Exchange expiration date from July 24th to July 28th

•	Expected second quarter 2020 net income of $46 million to $68 million and adjusted EBITDA of $63 million to $65 million

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Revised full year 2020 adjusted EBITDA to a new range of $250 million to $260 million, primarily reflecting the impact from recent production shut-ins and an amended gathering agreement with a certain Williston customer

•	Reiterated 2020 total capital expenditures guidance range of $30 million to $50 million, including approximately $10 million to $20 million related to SMLP’s equity investment in Double E

•	Scheduled second quarter 2020 earnings call at 10:00 a.m. Eastern on Friday, August 7, 2020

Houston, Texas (July 23, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today that it has further amended the expiration date on its offer to exchange (the “Exchange Offer”) any and all of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) for newly issued common units representing limited partner interests in the Partnership, from 5:00 p.m. New York city time on Friday, July 24, 2020, to 5:00 p.m. New York city time on Tuesday, July 28, 2020, unless further extended. As of July 23, 2020, based on information provided by American Stock Transfer & Trust Company, LLC, the depositary of the Exchange Offer, 22,619 Series A Preferred Units had been tendered and not validly withdrawn. In addition, SMLP is providing updated 2020 financial guidance, preliminary second quarter 2020 financial and operating results and the timing for the release of its second quarter earnings and information for its second quarter 2020 earnings call.

Heath Deneke, President, Chief Executive Officer and Chairman of SMLP commented, “We expect second quarter 2020 financial and operational results to be in-line with our expectations and consistent with the environment we described on our last earnings call, which highlighted a slow-down in production activity, deferral of well completions from customers, particularly in the Williston and DJ basins, and instances of temporary economic shut-ins of existing production. The outperformance of a five-well pad site in our Utica Shale segment was a growth driver for quarterly natural gas volume throughput and we expect average daily volume throughput for the Utica Shale segment to be up more than 80% compared to the first quarter of 2020. Accordingly, we expect second quarter 2020 net income in the range of $46 million to $68 million, adjusted EBITDA in the range of $63 million to $65 million, natural gas volume throughput on our operated systems of 1.3 Bcf/d to 1.4 Bcf/d and liquids volume throughput of 74 Mbbl/d to 78 Mbbl/d.”

“We continue to monitor market dynamics and work closely with our customers to refine our full year 2020 expectations. The overall macro backdrop remains very challenging with the ongoing COVID-19 pandemic, depressed commodity prices, reduced drilling and completion activity and various oil and gas company bankruptcy filings. Although crude oil prices have improved and the risk of additional production curtailments in liquids-focused areas has abated, certain producers behind our systems have been slower than expected to bring production back online. Furthermore, in the Utica Shale, a customer has recently curtailed in excess of 150 MMcf/d of production which we now expect will remain offline awaiting more favorable natural gas prices in late 2020 and into 2021. Further, SMLP has recently amended a gathering contract with a key Williston Basin customer to extend the term of the gathering agreement acreage dedication, in exchange for a modest gathering fee concession, which has a modest impact to our 2020 financial guidance. Given these developments, we are revising our 2020 EBITDA guidance range to a new range of $250 million to $260 million. We remain focused on operating safely, controlling costs and managing capital expenditures in a disciplined manner and are maintaining our 2020 total capital expenditures guidance range of $30 million to $50 million, including approximately $10 million to $20 million related to equity investment in Double E. I look forward to speaking in greater detail about the quarter and our revised guidance during our upcoming second quarter 2020 earnings call in August.”

Note Regarding Preliminary Results

The preliminary financial information included in this release is subject to completion of the Partnership’s quarter-end close procedures and further financial review. Actual results may differ from these estimates as a result of the completion of the Partnership’s quarter-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with United States generally accepted accounting principles (GAAP), and they should not be viewed as indicative of our results for any future period. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.

Use of Non-GAAP Financial Measure

The following provides a preliminary range of adjusted EBITDA for the three months ended June 30, 2020 and a reconciliation of net income.

	Three Months Ended June 30, 2020
	Low	High
	(In thousands)
Reconciliation of net income or loss to adjusted EBITDA:
Net income (loss)	$45,750	$67,750
Add:
Interest expense	22,500	19,500
Depreciation and amortization (1)	31,000	28,000
Proportional adjusted EBITDA for equity method investees (2)	8,250	6,750
Loss (gain) on early extinguishment of debt	(52,000)	(57,000)
Other, net (3)	7,500	—

Adjusted EBITDA	$63,000	$65,000

(1)	Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)	Reflects SMLP’s proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(3)

Includes various items such as, but not limited to income tax benefits and expenses, adjustments related to MVC shortfall payments that recognize the earnings from MVC shortfall payments ratably over the term of the associated MVC, adjustments related to capital reimbursement activity which represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”), unit-based and noncash compensation, net loss or gain on asset sales, long-lived asset impairment, income or loss from equity method investees and items of income or loss that we characterize as unrepresentative of our ongoing operations, including restructuring expenses.

We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation present value, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

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the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

•	certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

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although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

Second Quarter 2020 Earnings Call Information

SMLP will report operating and financial results for the second quarter of 2020 on Friday, August 7, 2020, before the start of trading on the New York Stock Exchange. SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 7, 2020, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 49844223. The conference call, webcast live and archive of the call can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three

Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020 and Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the Securities Exchange Commission on May 8, 2020, each as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2020 financial guidance or financial or operating expectations for 2020, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

Contact: Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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